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                                                                   EXHIBIT 23.08

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Home Shopping Network, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-4 of Silver King Communications, Inc. of our reports dated February 21, 1996, relating to the consolidated balance sheets of Home Shopping Network, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, and the related consolidated financial statement schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Home Shopping Network, Inc., and to the reference to our firm under the heading "Experts" in the Joint Proxy Statement/Prospectus.

                                          /s/ KPMG Peat Marwick LLP

St. Petersburg, Florida
November 18, 1996